Exhibit 21.1

Subsidiaries of BUCA, Inc.

BUCA Restaurants, Inc., a Minnesota corporation

BUCA Restaurants 2, Inc., a Minnesota corporation

BUCA (Minneapolis), Inc., a Minnesota corporation

BUCA Investments, Inc., a Minnesota corporation

BUCA Texas Restaurants, L.P., a Texas limited partnership

BUCA Texas Beverage, Inc., a Texas corporation